EXHIBIT 99.1

For Immediate Release	Contact:
Claire M. Chadwick
EVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
P: (201) 444-7100

PRESS RELEASE

Stewardship Financial Corporation Reports

Earnings for Third Quarter of 2016

Midland Park, NJ – November 9, 2016 – Stewardship Financial Corporation (NASDAQ:SSFN), parent company of Atlantic Stewardship Bank, reported net income available to common shareholders for the three and nine months ended September 30, 2016 of $1.0 million and $3.4 million, respectively, as compared to net income available to common shareholders of $886,000 and $2.7 million for the three and nine months ended September 30, 2015, respectively.

“Solid loan growth funded by a steady increase in deposits continues to contribute to our strong earnings,” stated Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer.

Balance Sheet / Financial Condition

Total assets reached $757.9 million as of September 30, 2016, reflecting a growing balance sheet when compared to assets of $717.9 million at December 31, 2015. New loan originations, partially offset by normal principal amortization and payoffs, resulted in net growth in the loan portfolio of $26.3 million. Van Ostenbridge commented, “We recognize the importance of constant and stable growth in our loan portfolio.”

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Stewardship Financial Corporation continued	November 9, 2016

The strong loan growth continues to be supported by appropriate deposit growth. Total deposits grew to $646.1 million at September 30, 2016, an increase of $41.3 million when compared to deposits of $604.8 million at December 31, 2015.

Regulatory capital levels, at September 30, 2016, continue to significantly exceed the requirements for a “well capitalized” institution with a tier 1 leverage ratio of 7.69% (4% requirement) and total risk based capital ratio of 13.98% (8% requirement).

Operating Results

The Corporation reported net interest income of $5.5 million and $16.7 million for the three and nine months ended September 30, 2016, respectively, compared to $5.4 million and $16.3 million for the comparable prior year periods. Overall, the net interest rate spread and net interest margin for the current year periods reflects an overall decline in loan interest rates – a result of the historically low market rates in the current environment. The net interest margin for the current three and nine month periods was 3.07% and 3.18%, respectively, compared to 3.21% and 3.34% for the three and nine months ended September 30, 2015. The current year net interest income and margin includes the impact of the $16.6 million of Subordinated Notes issued in August 2015 and the subsequent redemption of preferred stock. When compared to the prior year periods, the cost of the Subordinated Notes added a total of $188,000 and $781,000 of interest expense to the current three and nine month periods, respectively. However, such increases, on an after tax basis, are less than the dividends that would have accrued on the preferred stock. The rate on the preferred stock would have been 4.56% until March 1, 2016, when the dividend rate on the preferred stock would have increased and become fixed at 9%.

Noninterest income for the three and nine months ended September 30, 2016 was $823,000 and $2.5 million, respectively, compared to $838,000 and $2.6 million for the equivalent prior year periods. The

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Stewardship Financial Corporation continued	November 9, 2016

$164,000 decrease for the nine months ended September 30, 2016 reflects the fact that noninterest income included only $62,000 of gains on calls and sales of securities compared to $152,000 in the comparable prior year period. In addition, the nine months ended September 30, 2016 included only $6,000 of gains on sales of other real estate owned compared to $53,000 of gains during the nine months ended September 30, 2015.

For the three and nine months ended September 30, 2016, noninterest expenses were $5.0 million and $14.9 million, respectively, compared to $5.1 million and $15.3 million in the comparable prior year periods. “We continue to grow the balance sheet without adding to overhead – reflective of our diligent expense control,” Van Ostenbridge noted.

Asset Quality

Both the current year and the prior year periods results were positively impacted by the Corporation recording negative provisions for loan losses, reflective of the ongoing analysis that demonstrates constant improvement of credit quality. Results for the three and nine months ended September 30, 2016 included negative provisions of $250,000 and $1.1 million, respectively, compared to negative provisions for loan losses of $400,000 and $1.1 million for the comparable prior year periods. Nonperforming loans continue to decline and were just $929,000, or 0.17% of total loans at September 30, 2016 compared to $1.9 million, or 0.36%, at December 31, 2015. Total nonperforming assets of $1.8 million, which includes other real estate owned, also showed continued improvement and represented just 0.23% of total assets at September 30, 2016 compared to 0.38% at December 31, 2015.

About Stewardship Financial Corporation

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 11 banking offices in

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Stewardship Financial Corporation continued	November 9, 2016

Midland Park, Hawthorne, Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (2), Westwood and Wyckoff, New Jersey. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s tithe donations total $8.8 million.

We invite you to visit our website at www.asbnow.com for additional information.

The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015

Selected Financial Condition Data:
Cash and cash equivalents	$21,025	$13,901	$13,319	$10,910	$16,025
Securities available for sale	103,546	98,533	97,637	93,354	86,994
Securities held to maturity	54,179	65,666	62,427	60,738	60,252
FHLB Stock	2,425	2,650	2,608	2,608	3,035
Loans held for sale	300	581	783	1,522	1,570
Loans receivable:
Loans receivable, gross	552,106	537,638	528,011	526,477	518,168
Allowance for loan losses	(8,150)	(8,388)	(8,540)	(8,823)	(8,805)
Other, net	(110)	(25)	(64)	(98)	(93)
Loans receivable, net	543,846	529,225	519,407	517,556	509,270
Other real estate owned, net	834	834	1,013	880	587
Bank owned life insurance	16,439	16,320	14,212	14,111	14,008
Other assets	15,333	14,877	15,251	16,209	15,908
Total assets	$757,927	$742,587	$726,657	$717,888	$707,649

Noninterest-bearing deposits	$172,072	$160,461	$154,201	$147,828	$151,078
Interest-bearing deposits	474,012	466,008	458,225	456,925	434,790
Total deposits	646,084	626,469	612,426	604,753	585,868
Other borrowings	35,000	40,000	40,000	40,000	49,500
Subordinated debentures and subordinated notes	23,235	23,219	23,203	23,186	23,176
Other liabilities	2,040	2,213	1,836	2,376	2,087
Total liabilities	706,359	691,901	677,465	670,315	660,631
Shareholders' equity	51,568	50,686	49,192	47,573	47,018
Total liabilities and shareholders' equity	$757,927	$742,587	$726,657	$717,888	$707,649

Gross loans to deposits	85.45%	85.82%	86.22%	87.06%	88.44%

Equity to assets	6.80%	6.83%	6.77%	6.63%	6.64%

Book value per share	$8.43	$8.29	$8.05	$7.82	$7.72

Asset Quality Data:
Nonaccrual loans	$929	$949	$2,304	$1,882	$2,574
Loans past due 90 days or more and accruing	—	—	—	—	—
Total nonperforming loans	929	949	2,304	1,882	2,574
Other real estate owned	834	834	1,013	880	587
Total nonperforming assets	$1,763	$1,783	$3,317	$2,762	$3,161

Nonperforming loans to total loans	0.17%	0.18%	0.44%	0.36%	0.50%
Nonperforming assets to total assets	0.23%	0.24%	0.46%	0.38%	0.45%
Allowance for loan losses to total gross loans	1.48%	1.56%	1.62%	1.68%	1.70%

Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Selected Operating Data:
Interest income	$6,657	$6,412	$20,085	$18,966
Interest expense	1,113	993	3,410	2,628
Net interest and dividend income	5,544	5,419	16,675	16,338
Provision for loan losses	(250)	(400)	(1,050)	(1,100)
Net interest income
after provision for loan losses	5,794	5,819	17,725	17,438
Noninterest income:
Fees and service charges	536	541	1,595	1,577
Bank owned life insurance	120	103	328	300
Gain on calls and sales of securities	6	—	62	152
Gain on sales of mortgage loans	33	52	70	117
Gain on sales of other real estate owned	—	—	6	53
Other	128	142	413	439
Total noninterest income	823	838	2,474	2,638
Noninterest expenses:
Salaries and employee benefits	2,788	2,785	8,245	8,181
Occupancy, net	400	427	1,202	1,317
Equipment	155	175	453	496
Data processing	485	468	1,434	1,380
FDIC insurance premium	100	87	296	317
Other	1,071	1,183	3,270	3,588
Total noninterest expenses	4,999	5,125	14,900	15,279
Income before income tax expense	1,618	1,532	5,299	4,797
Income tax expense	583	532	1,911	1,658
Net income	1,035	1,000	3,388	3,139
Dividends on preferred stock	—	114	—	456
Net income available to common shareholders	$1,035	$886	$3,388	$2,683

Weighted avg. no. of diluted common shares	6,115,987	6,091,627	6,106,723	6,074,763
Diluted earnings per common share	$0.17	$0.15	$0.55	$0.44

Return on average common equity	8.06%	7.58%	9.09%	7.88%

Return on average assets	0.54%	0.56%	0.61%	0.60%

Yield on average interest-earning assets	3.68%	3.80%	3.83%	3.87%
Cost of average interest-bearing liabilities	0.83%	0.79%	0.86%	0.72%
Net interest rate spread	2.85%	3.01%	2.97%	3.15%

Net interest margin	3.07%	3.21%	3.18%	3.34%

Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	For the three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
Selected Operating Data:
Interest income	$6,657	$6,979	$6,449	$6,643	$6,412
Interest expense	1,113	1,124	1,173	1,198	993
Net interest and dividend income	5,544	5,855	5,276	5,445	5,419
Provision for loan losses	(250)	(450)	(350)	(275)	(400)
Net interest and dividend income
after provision for loan losses	5,794	6,305	5,626	5,720	5,819
Noninterest income:
Fees and service charges	536	530	529	558	541
Bank owned life insurance	120	107	101	103	103
Gain on calls and sales of securities	6	32	24	17	—
Gain on sales of mortgage loans	33	19	18	24	52
Gain on sales of other real estate owned	—	6	—	30	—
Other	128	138	147	123	142
Total noninterest income	823	832	819	855	838
Noninterest expenses:
Salaries and employee benefits	2,788	2,742	2,715	2,719	2,785
Occupancy, net	400	404	398	422	427
Equipment	155	148	150	159	175
Data processing	485	477	472	467	468
FDIC insurance premium	100	90	106	106	87
Other	1,071	1,138	1,061	1,027	1,183
Total noninterest expenses	4,999	4,999	4,902	4,900	5,125
Income before income tax expense	1,618	2,138	1,543	1,675	1,532
Income tax expense	583	776	552	614	532
Net income	1,035	1,362	991	1,061	1,000
Dividends on preferred stock	—	—	—	—	114
Net income available to common shareholders	$1,035	$1,362	$991	$1,061	$886

Weighted avg. no. of diluted common shares	6,115,987	6,111,729	6,092,351	6,086,249	6,091,627
Diluted earnings per common share	$0.17	$0.22	$0.16	$0.17	$0.15

Return on average common equity	8.06%	11.05%	8.21%	8.89%	7.58%

Return on average assets	0.54%	0.74%	0.55%	0.58%	0.56%

Yield on average interest-earning assets	3.68%	4.02%	3.79%	3.87%	3.80%
Cost of average interest-bearing liabilities	0.83%	0.86%	0.90%	0.92%	0.79%
Net interest rate spread	2.85%	3.16%	2.89%	2.95%	3.01%

Net interest margin	3.07%	3.38%	3.11%	3.18%	3.21%